Exhibit 16

HARRIS F. RATTRAY, C.P.A.
Certified Public Accountants

April 19, 2007

Securities and Exchange Commission
Washington, D.C.

Gentlemen:

I have read the disclosure in the SB-2 Registration Statement of Tekoil & Gas Corporation re: the change of auditing firms. I agree with the statements made by the company and have no disagreements on this matter.

Very truly yours,

/s/ Harris F. Rattray, C.P.A.

HARRIS F. RATTRAY, C.P.A.